Exhibit 99.1

Crown PropTech Acquisitions Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing March 30, 2021

New York –March 25, 2021 – Crown PropTech Acquisitions (the “Company”) announced today that, commencing March 30, 2021, holders of the units sold in the Company’s initial public offering of 27,600,000 units, completed on February 11, 2021, may elect to separately trade the shares of Class A ordinary shares and warrants included in the units. Those units not separated will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “CPTK.U,” and the shares of Class A ordinary shares and warrants that are separated will trade on the NYSE under the symbols “CPTK” and “CPTK WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The public offering was made only by means of a prospectus, copies of which may be obtained from RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, New York 10281, or by telephone at (877) 822-4089 or by email at equityprospectus@rbccm.com.

RBC Capital Markets, LLC acted as the sole book-running manager of the offering.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 8, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Crown PropTech Acquisitions

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to concentrate on businesses that provide technological innovation to the broader real estate ecosystem. This includes a focus on businesses that provide technological solutions that make the built environment more accessible, connected, dynamic, efficient, experiential and sustainable.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company’s search for an initial business combination. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

For inquiries please contact

info@crownproptech.com